SEC 1745 (6-01)
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. ___________)*

Cuisine Solutions, Inc

(Name of Issuer)
Common Stock

(Title of Class of Securities)
926604109

(CUSIP Number)
February 13, 2002

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
[ X]
Rule 13d-1(b)
[ X ]
Rule 13d-1(c)
[   ]
Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. ......... 926604109............



1.Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
...Gruber and McBaine Capital Management, LLC.


2. Check the Appropriate Box if a Member of a Group (See Instructions)
(a).........X......
(b).........................

3.SEC Use Only .......................................................

4.Citizenship or Place of Organization .................California..

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person
With

5.Sole Voting Power .................................................0..
6.Shared Voting Power ...........................................794,357.
7.Sole Dispositive Power.............................................0...
8.Shared Dispositive Power ..................................... 794,357

9.Aggregate Amount Beneficially Owned by Each Reporting Person..794,357

10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
Instructions)............
11.Percent of Class Represented by Amount in Row (9) ..............5.36%
12.Type of Reporting Person (See Instructions) IA & OO





CUSIP No. ......... 926604109........

1.Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
......Jon D. Gruber......

2.
Check the Appropriate Box if a Member of a Group (See Instructions)
(a)...X.....
(b)............................................................


3.SEC Use Only .....

4.Citizenship or Place of Organization .................United States

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person
With

5.Sole Voting Power ...............................................205,700.
6.Shared Voting Power ............................................ 794,357
7.Sole Dispositive Power.......................................... 205,700
8.Shared Dispositive Power ....................................... 794,357
9.Aggregate Amount Beneficially Owned by Each Reporting Person...1,000,057. 10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.Percent of Class Represented by Amount in Row (9) ...............6.75%
12.Type of Reporting Person (See Instructions) IN

CUSIP No. .......... 926604109.........



1.Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
....J.Patterson McBaine......................

2.Check the Appropriate Box if a Member of a Group (See Instructions)
(a)...X....
(b)
3.SEC Use Only ..
4.Citizenship or Place of Organization ................United States.

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person
With

5.Sole Voting Power ..............................................120,400
6.Shared Voting Power ........................................... 794,357
7.Sole Dispositive Power......................................... 120,400
8.Shared Dispositive Power ...................................... 794,357
9.Aggregate Amount Beneficially Owned by Each Reporting Person....914,757
10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.Percent of Class Represented by Amount in Row (9) ..............6.17%.
12.Type of Reporting Person (See Instructions) IN



CUSIP No. ........... 926604109.........


1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
....Thomas O. Lloyd-Butler..

2. Check the Appropriate Box if a Member of a Group (See Instructions)
(a)...X....
(b)
3.SEC Use Only .
4.Citizenship or Place of Organization ..........United States.
Number of
Shares
Beneficially
Owned by
Each
Reporting
Person
With

5.Sole Voting Power ....................................................0.
6.Shared Voting Power ........................................... 794,357
7.Sole Dispositive Power................................................0.
8.Shared Dispositive Power ...................................... 794,357
9.Aggregate Amount Beneficially Owned by Each Reporting Person.... 794,357
10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11.Percent of Class Represented by Amount in Row (9) .............. 5.36%
12.Type of Reporting Person (See Instructions) IN


CUSIP No. ............. 926604109......


1.Names of Reporting Persons. ........Eric B. Swergold.........
I.R.S. Identification Nos. of above persons (entities only).

2.Check the Appropriate Box if a Member of a Group (See Instructions)
(a)..X.....
(b)

3.SEC Use Only ..
4.Citizenship or Place of Organization ...............United States....

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With

5.Sole Voting Power ................................................0..
6.Shared Voting Power .........................................794,357.
7.Sole Dispositive Power............................................0..
8.Shared Dispositive Power ....................................794,357..
9.Aggregate Amount Beneficially Owned by Each Reporting Person. 794,357.. 10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.Percent of Class Represented by Amount in Row (9) ............5.36%
12.Type of Reporting Person (See Instructions) IN

Item 1.

(a)
Name of Issuer-  Cuisine Solutions, Inc

(b)
Address of Issuer's Principal Executive Offices- 85 S Bragg St, Ste 600 Alexandria VA 22312

Item 2.

(a)
Names of Persons Filing
Gruber & McBaine Capital Management, LLC ("GMCM")
Jon D. Gruber ("Gruber")
J. Patterson McBaine ("McBaine")
Thomas O. Lloyd-Butler ("Lloyd-Butler")
Eric B. Swergold ("Swergold")

(b)
Address of Principal Business Office or, if none, Residence
50 Osgood Place, Penthouse
San Francisco, CA 94133

(c)
Citizenship - see item 4 of the cover sheet

(d)
Title of Class of Securities- common stock

(e)
CUSIP Number-  926604109

Item
3.
If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)
[   ]
Broker or dealer registered under section 15 of the Act (15
U.S.C. 78o).

(b)
[   ]
Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)
[   ]
Insurance company as defined in section 3(a)(19) of the Act (15
U.S.C. 78c).

(d)
[   ]
Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)
[X ]
An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E);

(f)
[   ]
An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);

(g)
[   ]
A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);

(h)
[   ]
A savings associations as defined in Section 3(b) of the Federal
Deposit Insurance Act (12 U.S.C. 1813);

(i)
[   ]
A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment
Company Act of 1940 (15 U.S.C. 80a-3);

(j)
[   ]
Group, in accordance with 240.13d-1(b)(1)(ii)(J).

Item 4.Ownership.
See Items 5-9 and 11 of the cover page for each Filer

Item 5.
Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
securities, check the following [   ].

Item 6.
Ownership of More than Five Percent on Behalf of Another Person.
The filer is a registered investment advisor whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. No individual client's holdings of the Stock are more than five percent of the outstanding Stock.

Item 7.
Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not Applicable

Item 8.
Identification and Classification of Members of the Group
See item 2a of this schedule

Item
9.
Notice of Dissolution of Group
Not applicable

Item
10.
Certification

(a)
The following certification is included with respect to GMCM
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(b)
The following certification is included with respect to Gruber, McBaine, Lloyd-Butler and Swergold:
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated:  February 13, 2002
Gruber and McBaine Capital Management, LLC
By:	/s/ J. Patterson McBaine
	Print Name: J. Patterson McBaine
	Title:  Manager


/s/ Jon D. Gruber				/s/ J. Patterson McBaine
Jon D. Gruber					J. Patterson McBaine


/s/ Thomas O. Lloyd-Butler			/s/ Eric B. Swergold
Thomas O. Lloyd-Butler				Eric B. Swergold